Exhibit 99.1

Global Crossing to Acquire Impsat

•	Global Crossing to acquire Impsat for $336 million, consisting of $95 million in cash and assumption of $241 million of debt.

•	Acquisition is expected to add revenue of more than $270 million and Adjusted EBITDA of more than $70 million per year after integration.

•	Global Crossing has secured approximately $295 million in committed financing to support Impsat and Fibernet transactions.

FOR IMMEDIATE RELEASE: THURSDAY, OCTOBER 26, 2006

Florham Park, N.J. — Global Crossing Limited (NASDAQ: GLBC) today announced that it has agreed to acquire Impsat (OTC BB: IMFN.OB) for $9.32 in cash for each share of Impsat common stock, representing a total equity value of approximately $95 million, and it will assume, refinance and/or repay Impsat’s debt, which was approximately $241 million as of June 30, 2006. Impsat’s cash balance as of June 30, 2006 was $23 million, resulting in a net debt balance of $218 million at that date. The transaction is expected to close in the first quarter of 2007.

The acquisition of Impsat will accelerate Global Crossing’s strategy to provide converged IP services to enterprises and carriers globally, in addition to enhancing the company’s financials. As a leading Latin American provider of IP, hosting and value-added data solutions, Impsat will add more than 4,500 customers to Global Crossing’s ranks – all of which are supported by a world class sales and customer care team with local presence in seven Latin American countries. Impsat’s extensive IP-based intercity network, 15 metropolitan networks and 15 advanced hosting centers will provide a greater breadth of services and coverage to Global Crossing’s Latin American operations. Impsat will also add scale to the company’s regional presence and will enhance its competitive position as a global service provider to multinational enterprises and carrier customers.

Global Crossing expects the acquisition to contribute annual revenue of more than $270 million, and to yield annual Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of more than $70 million after operational synergies are fully realized. Annual operational savings after integration are expected to be more than $10 million. Integration of the business is expected to be completed 12 to 18 months after closing of the transaction, at a one-time cost of approximately $10 million.

“The combination of Impsat’s data-centric customer set, extensive Latin American network and managed IP capabilities with Global Crossing’s proven ability to deliver converged IP services on a global scale is a compelling win for the customers of both companies,” said John Legere, Global Crossing’s CEO. “The Impsat acquisition, along with our recently completed acquisition of Fibernet in the UK, demonstrates our strategic and focused participation in industry consolidation. We will aggressively pursue those opportunities that would enhance our core business, expand our service capabilities and improve our financials.”

Global Crossing and Impsat have had a commercial relationship since 2000, when Global Crossing selected Impsat as one of its providers of Point of Presence (PoP) facilities for Global Crossing’s Latin American network, known as South American Crossing. Impsat has also been a customer of Global Crossing in Latin America since 2000. This longstanding relationship means that customers of both companies should enjoy a seamless transition following closing of the transaction.

“This transaction demonstrates the value created by Impsat within the telecommunications industry in Latin America and represents an attractive offer to our shareholders. Our service-oriented employees and portfolio of IP-based products and services mesh perfectly with Global

Crossing’s strategy and culture, which emphasize technology, security, customer support and control,” said Ricardo Verdaguer, CEO of Impsat. “I believe combining our companies will enhance the solutions we provide customers, create economies of scale and further serve the economic development objectives of the Latin American region.”

At closing of the acquisition, Global Crossing expects to use approximately $160 million of its existing cash for equity payments to Impsat shareholders, transaction expenses and repayment of a limited amount of indebtedness. In addition, Global Crossing has obtained a financing commitment from Credit Suisse for up to $200 million to refinance most of the Impsat debt that is not being repaid at closing.

Separately, Global Crossing has obtained a financing commitment for approximately $95 million from ABN Amro to finance its previously announced acquisition of Fibernet Group plc in the United Kingdom. Together, the two financing arrangements, which are subject to customary closing conditions, are intended to preserve sufficient cash reserves to enable Global Crossing to pursue additional growth opportunities that may arise, including those being generated by industry consolidation.

The transaction announced today is subject to the approval of Impsat’s common shareholders, certain debt holders, certain regulatory approvals and other closing conditions. Under separate agreements, Morgan Stanley & Co., a significant shareholder and debt holder of Impsat; W.R. Huff Asset Management Co., a significant debt holder; and certain officers and directors of Impsat have agreed to support the transaction.

The Blackstone Group is acting as sole financial advisor, and Latham and Watkins LLP and Jorge Ortiz y Asociados are acting as legal counsel to Global Crossing on the transaction.

Conference Call

Management will hold a conference call today, Thursday, October 26, 2006 at 9:00 a.m. EDT/ 10:00 a.m. UTC to discuss the transaction. The call may be accessed at +1 212 896 6061. Callers are advised to access the call 15 minutes prior to the start time. A Webcast and additional materials supporting the acquisition will be available at http://investors.globalcrossing.com/events.cfm.

Adjusted EBITDA

Adjusted EBITDA is net income plus interest, taxes, depreciation and amortization, other income/ (expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing. Global Crossing’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP (Generally Accepted Accounting Principles) financial measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations, including the net income metric, which is the most directly comparable GAAP measure.

Additional Information

Impsat is expected promptly to file with the Securities and Exchange Commission (SEC) a current report on Form 8-K which will include a copy of the merger agreement. In connection with Impsat’s solicitation of proxies with respect to the meeting of stockholders to be called in connection with the proposed merger, Impsat will file a proxy statement with the SEC and will provide a copy to stockholders of Impsat. Stockholders are advised to read the proxy statement because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. Stockholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) from Impsat’s Web site, www.Impsat.com or by directing a request by writing to Impsat Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina, Attention: Guillermo Pardo.

Impsat and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Impsat in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Impsat’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Impsat common stock as of March 15, 2006 is also set forth in the Schedule 14A filed by Impsat on March 31, 2006 with the SEC. This document is available free of charge at the SEC’s Web site, www.sec.gov, or at Impsat’s corporate Web site, www.Impsat.com.

In addition, Global Crossing may be deemed to be participating in the solicitation of proxies from Impsat’s stockholders in favor of the approval of the proposed merger. Information concerning Global Crossing’s directors and executive officers is set forth in Global Crossing’s proxy material for its 2006 annual general meeting, which was filed with the SEC on April 28, 2006. This document is available free of charge at the SEC’s Web site at www.sec.gov or at Global Crossing’s Web site, www.GlobalCrossing.com.

ABOUT IMPSAT

Impsat is a leading provider of private telecommunications network and Internet services in Latin America, offering integrated data, voice, data center and Internet solutions. Impsat’s networks consist of owned fiber-optic and wireless links, teleports, earth stations and leased satellite links. Impsat owns and operates 15 metropolitan area networks in some of the largest cities in Latin America and has 15 facilities to provide hosting services. Impsat currently provides services to more than 4,500 national and multinational clients, and has operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities in 29 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Solutions and Global Crossing VoIP services, to 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

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This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: The possibility that the proposed acquisition of Impsat is not completed due to the failure of a closing condition, the making of a superior offer by another bidder or the failure to obtain acquisition financing as contemplated by the financing commitment provided by Credit Suisse; failure to achieve expected synergies or operating results resulting from the acquisition of Fibernet or Impsat; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company’s and Impsat’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305 808 5912

LatAmPR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

IR/PR1